Exhibit 99

[THE PALMETTO BANK LOGO OMITTED]

FOR IMMEDIATE RELEASE                      FOR MORE INFORMATION, CONTACT:
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April 14, 2004                             Ida Smith, 864/984-8395
                                           ismith@palmettobank.com


PALMETTO BANCSHARES, INC. REPORTS FIRST QUARTER EARNINGS

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of PALMETTO BANCSHARES, INC., parent company for The Palmetto Bank, reported net income for the quarter ending March 31, 2004, of $3.0 million, a 4% increase over the same period of 2003.

         Net income per share (diluted) was $.48, a 7% increase over the $.45 per diluted share reported for the first quarter of 2003.

         Total assets at the end of the first quarter were $893.7 million, an increase of 5%, or $40.6 million, over total assets at March 31, 2003.

         At March 31, 2004, total loans increased 8% to $713.4 million, while total deposits rose to $813.3 million, a 5% increase over March 31, 2003.

         "During the past quarter, The Palmetto Bank continued to make great progress in a tough economy by simply holding to our vision of economic success," said Leon Patterson, chairman and chief executive officer.

         Founded in 1906, The Palmetto Bank is one of the oldest community banks in South Carolina. The Palmetto Bank is an independent state bank with 30 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, and Spartanburg.

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(Date Reported: April 14, 2004)